PROXY TABULATOR
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3 EASY WAYS TO VOTE YOUR PROXY

Vote by Mail: Check the appropriate boxes on the reverse side of this proxy card, date and sign below and return in the postage-paid envelope provided.

Vote by Phone: Call toll free 1-800-[•]-[•]. Follow the recorded instructions.

Vote via the Internet: Log on to www.[•]. Follow the on-screen instructions.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS OF THE CONCORDE VALUE FUND

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONCORDE FUNDS, INC.

The undersigned constitutes and appoints Gary B. Wood, Ph.D. and John A. Stetter, and each of them singly, with power of substitution, attorneys and proxies for and in the name and place of the undersigned to represent and to vote all shares of the Concorde Value Fund held of record by the undersigned on May 31, 2016, as designated below, at the Special Meeting of Shareholders of the Concorde Value Fund at 1000 Three Lincoln Centre, 5430 LBJ Freeway LB3, Dallas, Texas 75240-2650 on [●],[●], 2016 at 11:00 a.m., local time, and at any adjournments or postponements thereof.

This proxy will be voted as specified. **By voting by telephone, via the Internet or by signing and dating this proxy card, you authorize the proxies to vote the proposals as indicated or marked, or if not indicated or marked, to vote "FOR" the proposals, and to use their discretion to vote for any other matter as may properly come before the meeting or any adjournments or postponements thereof.** Even if you plan to attend the Special Meeting, to help ensure that your vote is represented, please vote (1) by telephone; (2) via the Internet; or (3) by completing and mailing this proxy card at once in the enclosed envelope. If you vote by telephone or via the Internet, you do not need to mail in your proxy card. Approval of each proposal (other than the proposal on adjournment) is contingent on all of the other proposals being approved (other than the proposal on adjournment).

Dated: ____________________, 2016

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Signature(s)

The signature on this proxy should correspond exactly with the name of the shareholder as it appears on the proxy. If stock is issued in the name of two or more persons, each should sign the proxy. If a proxy is signed by an administrator, trustee, guardian, attorney or other fiduciary, please indicate full title as such.

Please fill in boxes as shown using black or blue ink or number 2 pencil. [X]
PLEASE DO NOT USE FINE POINT PEN

The Board of Directors recommends that you vote FOR the Plan of Acquisition and Liquidation and FOR adjournment of the special meeting.

1. Proposal to approve the Plan of Acquisition and Liquidation pursuant to which all of the assets of the Concorde Value Fund will be transferred to the Concorde Wealth Management Trust, a newly formed series of Concorde Funds, Inc., in exchange for shares of the Concorde Wealth Management Trust, which will be distributed *pro rata* by the Concorde Value Fund to its shareholders and the Concorde Wealth Management Trust's assumption of the Concorde Value Fund's liabilities.

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

2. Proposal to approve the non-diversification policy of the Concorde Wealth Management Trust.

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

3. Proposal to approve the Concorde Wealth Management Trust's Rule 12b-1 Plan.

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

4. Proposal to approve the Concorde Wealth Management Trust's fundamental investment restrictions.

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

5. Proposal to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Plan of Acquisition and Liquidation:

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

In the discretion of the above named proxies, to transact such other business that may properly come before the special meeting or any postponements or adjournments thereof.

Please check box at right if you will be attending the meeting. ☐

PLEASE SIGN AND DATE ON THE REVERSE SIDE.